Investor Letter Q1 2024 April 25, 2024 Exhibit 99.2

 Introduction  In Q1, revenue grew 21% year-over-year to $1.195 billion, improving faster than we had previously anticipated, driven by improvements we have made to our advertising platform and an increase in demand for our direct-response (DR) advertising solutions. We continued to make progress toward diversifying our revenue sources, with Snapchat+ growing to more than 9 million subscribers in Q1. We delivered Adjusted EBITDA of $46 million and Free Cash Flow of $38 million in Q1. Adjusted EBITDA exceeded our expectations entering the quarter and is the result of higher-than-anticipated revenue as well as improved flow-through of incremental revenue to Adjusted EBITDA, which we believe further demonstrates the potential operating leverage in our business as we scale. Our community grew to 422 million daily active users (DAU), an increase of 10% year-over-year. We continued to broaden and deepen engagement with our content platform, with the number of viewers and total time spent watching content growing globally year-over-year. Our focus on visual communication between friends and family is a strategic advantage that has enabled us to build engaging and retentive products and services. The high frequency of communication on Snapchat is a unique advantage for our content platform, as content sharing among friends drives viewership growth. Our large, hard-to-reach audience, brand-safe environment, and performant advertising platform have made us a valuable partner for businesses that want to grow and reach the next generation of Snapchatters. Given the progress we have made with our ad platform, the leadership team we have built, and the strategic priorities we have set, we believe we are well positioned to continue to improve our business performance. We remain focused on serving our community through innovative and thoughtfully designed products that enhance people’s relationships with their friends and family, investing in our DR business to deliver measurable return on ad spend (ROAS) for our advertising partners, cultivating new sources of revenue to diversify our topline growth, leading in augmented reality, and scaling our investment levels strategically to deliver meaningful and sustained profitability and positive Free Cash Flow. While there is much work to be done, we are pleased that this focus has translated into improved results in Q1.  Community  Designing innovative products and services that enhance people’s relationships with their friends, family, and the world continues to drive the growth of our global community. In Q1, we reached 422 million DAU, an increase of 39 million, or 10%, year-over-year and 8 million, or 2%, quarter-over-quarter. DAU in North America was 100 million in Q1, compared to 100 million in the prior quarter and 100 million in the prior year. DAU in Europe was 96 million in Q1, compared to 96 million in the prior quarter and 93 million in the prior year. DAU in Rest of World was 226 million in Q1, compared to 218 million in the prior quarter and 190 million in the prior year. In Q1, overall time spent watching content globally grew year-over-year, driven primarily by strong growth in total time spent watching Spotlight and Creator Stories. Total time spent watching Spotlight content increased more than 125% year-over-year. The number of individual viewers who engaged with content globally grew year-over-year, which we believe is an important input to revenue generation, given the value of SNAP INC. | Q1 2024 | INVESTOR LETTER 1

incremental reach for advertisers. Content time spent in North America was approximately flat year-over-year in Q1. To further deepen content engagement, we are focusing on three key areas: First, we continue to invest in our machine-learning (ML) models to improve content ranking and personalization across all of our content surfaces. Over the past year, we’ve built larger and more advanced ranking models that are driving improvements in content engagement. In addition, we made significant progress toward unifying the ranking models between Spotlight and Stories to a single backend stack that ranks all content types. A single, unified stack will benefit Snapchatters by showing them the most relevant and entertaining content across Snapchat and helping creators find and deepen engagement with their audience. Second, we are growing our creator community and diversity of content by supporting and rewarding creators. For example, we are seeing more Snapchatters engaging with creator content, with total time spent watching Stories from Snap Stars growing more than 55% year-over-year in Q1 in North America. We onboarded more than 1,500 Snap Stars in Q1, which has helped generate significant growth quarter-over-quarter in Story posts, Spotlight posts, and Stories Time Spent for Snap Stars globally. Third, we are enhancing our content experience and features to improve relationships across our service. For example, we are currently testing a Friends Stories feature that will surface more relevant Public Stories. In Q1, we also introduced new features that offer more ways to get creative with Snaps, including new Creative Templates, the ability to share longer videos, and access to AI-powered AR Lens creation. We continue to deliver product innovation to our community by leveraging generative artificial intelligence (AI). We have been inspired by all the ways our community has adopted conversational AI, with millions using My AI to receive real-world recommendations and learn about the world across various topics. Recent advancements in AI are unlocking more possibilities for features and experiences for our community. Over the past year, we announced new AI-powered features, such as the ability to enhance Snaps with AI, generate AI captions for Snaps, create and send AI-generated images based on a text prompt, and Dreams, our AI-generated selfie feature.  Advertising Platform  We are making progress on several key initiatives to improve advertiser performance and drive revenue growth. We continue to evolve our ML models to improve ROAS for our advertising partners. In Q1, ongoing momentum with our 7-0 Pixel Purchase optimization model — which enables advertisers to bid for attributed 7-day clickthrough conversions — led to a more than 75% increase in purchase-related conversions year-over-year. We expanded 7-0 optimization to app install and app purchase in Q1, and will expand testing of additional app goals in Q2, which include our capabilities to support Value Optimization and Custom Event Optimization. These improvements are driving encouraging results for advertisers. For example, Evry Jewels, a fashion jewelry brand, implemented a creative strategy of posting organic influencer content and leveraging Snap Ads with 7-0 performance optimization, with the campaign delivering a 150% higher ROAS and a 67% reduction in cost per action compared to their campaign performance in Q3 2023. In Q1, we launched a new and improved version of our privacy-centric first-party signal solution Conversions API (CAPI) which enables new identifiers and parameters for unlocking dynamic retail ads and improved support for ROAS SNAP INC. | Q1 2024 | INVESTOR LETTER 2

optimizations. Our improvements to CAPI, improved collaboration with advertisers, and growth in partner integrations has resulted in CAPI integrations growing approximately 300% year-over-year in Q1. Advertisers that represent approximately half of all DR ad revenue have now completed CAPI integrations.

We continued to support our advertising partners with innovative advertising products to reach the Snapchat community. Given our commitment to providing a brand-safe experience for our community and partners, in Q1, we announced a partnership with Integral Ad Science (IAS), a leading global media measurement and optimization platform, to jointly develop a new brand-safety third-party measurement product to provide advertisers with increased transparency across their Snapchat campaigns. In the study results, IAS found that both Spotlight and Creator Stories content on Snapchat is 99% brand-safe. We also introduced a first-party solution that gives advertisers brand safety controls at the campaign level to ensure their ads are shown alongside the most premium content on our platform. Advertisers are also partnering with creators through our Snap Star Collab Studio to reach a new audience and drive improved performance. A study with IPG Magna found that 49% of Snapchatters are likely to purchase products featured by creators they see on our platform. With this opportunity in mind, Cheerz, a leading mobile photo printing company in Europe, leveraged our Snap Star Collab Studio to partner with creators and launched a creative campaign that delivered a 7x higher click-through rate and a 4x reduction in cost per click compared to their internal benchmark.

We are excited by the progress we're seeing with our small- and medium-size advertising partners. Today, small- and medium-size businesses (SMB) and creators alike can promote their services, content or products, reach new audiences, and gain more followers, all in just a few taps within the Snapchat application. This has been instrumental in significantly accelerating the number of SMB advertisers on Snapchat, growing 85% year-over-year. In addition, we launched useful tools such as dynamic campaign setup recommendations and codeless Pixel setups to help businesses achieve higher ROAS. We are seeing strong results from businesses of all sizes.

Augmented Reality

Augmented reality (AR) represents an opportunity for businesses to deliver unique and memorable experiences to consumers and drive strong business results. Immersive AR is a key differentiator, and we are continuing to make it easier for advertisers to create AR assets and launch an AR campaign. For example, Barcel, a snacks company, recently launched a campaign for its Takis chips brand leveraging Snap Ads and an AR Lens. The Snap Ads drove a strong response and delivered an even stronger performance in combination with the AR Lens to drive incremental sales, exceeding the CPG Food benchmark by 3.9x and delivering a 108% increase in ROAS year-over-year. In addition, in Q1, we launched Sponsored AR Filters, our new AR ad offering that expands advertisers' reach via the Snapchat Camera and enables Snapchatters to overlay sponsored AR content on their Snaps after a photo or video is captured.

We continue to focus on building consumer AR experiences on mobile that are immersive, expressive, and enable Snapchatters to play and have fun together. These experiences are powered by the AR platform technology we have been developing for nearly a decade and are built by hundreds of thousands of creators who have leveraged Lens Studio to build experiences for our community.


Takis
NEW CHEESY FLAVOR!
Takis
INTENSE NACHO
NON-SPICY

Barcel's Takis campaign delivered

108% increase

in ROAS year-over-year

SNAP INC. | Q1 2024 | INVESTOR LETTER 3

In Q1, we launched a new compression tool in Lens Studio to easily reduce the size of assets and optimize Lenses to improve the Lens creation experience on Snapchat. We introduced Asset Preview in Lens Studio, which enables developers to view, inspect, and rotate an asset up close, as well as Live Preview Inspection, which enables a faster feedback loop, allowing developers to see the effect of the changes they’re making to the Lens in the editor in real time. In addition, we integrated a new AI Assistant in Lens Studio that answers developer questions based on our documentation and tutorials to guide developers and help them build Lenses more easily. To build on this momentum and further deepen experiences with AR, in Q1, we implemented an improved AR Carousel ranking model that refreshes AR Lenses more frequently, making it easier for Snapchatters to discover new Lenses. We also continue to invest in generative AI models and automation for the creation of ML and AI Lenses, which contributed to the number of ML and AI Lenses viewed by Snapchatters increasing by more than 50% year-over-year. We have also made significant progress expanding the reach of our AR technology beyond Snapchat through Camera Kit. Snap AR is changing the way we shop, engage with sports, try on fashion, interact with music, and approach education. For example, at Super Bowl LVIII, the NFL integrated Snapchat’s Camera Kit technology at Allegiant Stadium in Las Vegas — the first time a Super Bowl host stadium has integrated the technology.  Financials  Q1 revenue was $1.195 billion, up 21% year-over-year, an acceleration of 16 percentage points over the Q4’23 growth rate and 28 percentage points over the Q1’23 growth rate. The acceleration in topline growth was driven primarily by advertising revenue of $1.108 billion, which grew 16% year-over-year in Q1, improving 14 percentage points compared to the prior quarter. DR advertising revenue increased 17% year-over-year, improving 14 percentage points compared to the prior quarter, as we began to see improved ROAS for our advertising partners translate into accelerating demand on our ad platform, while also benefiting from the impact of an improved operating environment. The DR performance is also helping to broaden out the base of our advertising business, with the number of SMB advertisers growing 85% year-over-year in Q1. Brand-oriented advertising revenue increased 12% year-over-year in Q1, improving 15 percentage points compared to the prior quarter, driven by strong demand for our Takeover products in Q1 and an improved demand environment following campaign pauses related to the war in the Middle East in Q4. We also continued to make progress toward diversifying our revenue sources, with Other Revenue up 194% year-over-year to reach $87 million. Other Revenue includes all non-advertising revenue, the majority of which is Snapchat+ subscription revenue. Snapchat+ subscribers topped 9 million in Q1, more than tripling year-over-year. In North America, revenue grew 16% year-over-year in Q1, an acceleration of 14 percentage points over the prior quarter growth rate. In Europe, revenue grew 24% year-over-year in Q1, an acceleration of 15 percentage points over the prior quarter. In Rest of World, revenue grew 34% year-over-year in Q1, an acceleration of 23 percentage points over the prior quarter. We observed acceleration in DR-related advertising revenue growth across all regions in Q1, and this was the largest contributor to the overall acceleration in revenue growth in Q1. Brand-oriented advertising revenue growth also accelerated across all regions in Q1, driven in part by strong adoption of our Takeover products. Brand-oriented demand in Rest of World, and to some extent in Europe, was more significantly impacted by campaign pauses related to the war in the Middle East in the prior quarter. As a result, we observed a relatively higher rate of acceleration in brand-oriented SNAP INC. | Q1 2024 | INVESTOR LETTER 4

advertising demand in these regions in Q1. We observed the highest rate of acceleration in total advertising revenue growth in Rest of World in Q1, driven in part by strong seasonal demand during the Ramadan holiday, which was further amplified by the timing of Ramadan shifting into Q1 of the current year.

In Q1, global impression volume grew 7% year-over-year, reflecting the continued growth of our Stories Revenue Share Program as well as expanded advertising delivery within Spotlight. Total eCPMs grew 8% year-over-year, driven by the improvement in advertising demand growth as we continue to invest in our ad platform to deliver improved advertising performance. Q1 of 2024 is the first quarter since Q1 of 2022 that total advertising demand grew at a faster rate than impressions on a year-over-year basis, and we are encouraged to see the lift in eCPMs that has resulted from the acceleration in demand for our advertising solutions.

Adjusted cost of revenue was $570 million in Q1, up 31% year-over-year. Infrastructure costs were the largest driver of the year-over-year increase in adjusted cost of revenue, driven in large part by the ramp in ML and AI investments to support our DR ad platform and content engagement that we implemented in Q2 and Q3 of the prior year. The level of investment in ML and AI has been relatively stable across Q4'23 and Q1'24, and we have continued to make improvements to our cloud infrastructure unit costs through a combination of engineering efficiency and pricing improvements. In addition, we benefited from higher than average service provider credits in Q1 that helped further reduce infrastructure costs in Q1. As a result, infrastructure cost per DAU declined from $0.84 in Q4'23 to $0.80 in Q1'24. The remaining components of adjusted cost of revenue, including Content and Developer Partner Costs as well as Advertising Partner and Other Costs were $232 million in Q1 or 19% of revenue, compared to 20% in the prior quarter and 21% in the prior year.

GAAP GROSS MARGIN


Q1'23
$549M
Q1'24
$620M

ADJUSTED GROSS MARGIN


Q1'23
$554M
Q1'24
$625M

52%
Adjusted Gross Margin

Adjusted gross margin was 52% in Q1 compared to 55% in the prior quarter and 56% in the prior year. The quarter-over-quarter decline in adjusted gross margin is driven entirely by seasonally lower revenue in Q1 compared to Q4, partially offset by the sequential decline in infrastructure cost per DAU. The year-over-year decline in adjusted gross margin reflects the rise in Infrastructure investments in Q2 and Q3 of the prior year, which was partially offset by operating leverage that resulted from accelerating revenue growth in Q1.

Adjusted operating expenses were $579 million in Q1, up 5% year-over-year. Personnel costs increased 4% year-over-year in Q1, driven primarily by the impact of a higher cost per regular full-time employee, which was partially offset by reductions in team size as a result of the restructuring initiative. The restructuring was implemented in phases throughout the quarter, resulting in a 3% year-over-year decline in average headcount in Q1. We ended Q1 with 4,835 full-time headcount, which was down 7% year-over-year, and down 27% from our peak headcount in mid-Q3 of 2022. In addition, costs associated with the More Snapchat brand marketing campaign, and investments in research and development related infrastructure to support new product innovation, contributed to the modest year-over-year increase in adjusted operating expenses in Q1.

Adjusted EBITDA was $46 million in Q1, up from $1 million in Q1 of the prior year, reflecting accelerating revenue growth and operating expense discipline. Net loss was $305 million

NET INCOME


Q1'23
($329)M
Q1'24
($305)M

ADJUSTED EBITDA


Q1'23
$1M
Q1'24
$46M

SNAP INC. | Q1 2024 | INVESTOR LETTER 5

in Q1, compared to a net loss of $329 million in Q1 of the prior year. The decline in net loss year-over-year reflects the flow-through of improved Adjusted EBITDA as well as a $60 million reduction in Stock Based Compensation (SBC) and related expenses, partially offset by higher transition costs of $70 million as a result of our Q1 restructuring initiatives. The diminishing impact of refresh grants on the GAAP accounting of SBC was the largest driver of the year-over-year decline in SBC in Q1 and has now fully dissipated from the cost structure, while the reduction in headcount related to our recent restructuring further contributed to the decline. As a result, the $271 million of SBC and related expenses we reported in Q1, which excludes costs related to our recent restructuring, now better reflects ongoing SBC expenses at our current staffing levels. Dilution, or growth in our share count, was 3.8% in Q1, down from 5.7% in the prior quarter. As part of our efforts to responsibly manage the impact of SBC on our share count, we repurchased 21 million shares at a cost of $235 million in Q1, reflecting an average share repurchase price of $11.19. Since we began opportunistically managing our share count through share repurchases in Q3 of 2022, we have repurchased 145 million shares, representing 8% of fully diluted shares outstanding, at an average price of $9.86 per share and a total cost of $1.4 billion.

Free Cash Flow was $38 million in Q1, while trailing twelve months Free Cash Flow was negative $31 million, as we continued to carefully prioritize our investments to drive sustained and meaningful positive Free Cash Flow. Operating cash flow was $88 million in Q1, while trailing twelve months operating cash flow was $184 million. In addition, in Q1 we entered into privately negotiated transactions to repurchase $100 million of our outstanding 2025 convertible notes and $351 million of our outstanding 2026 convertible notes at prices below par value. Through these transactions we have further reduced the level of debt maturing in the years ahead while also eliminating the risk of future dilution from the repurchased convertible notes. We ended Q1 with $2.9 billion in cash and marketable securities on hand with no debt maturing in the current year, just $184 million maturing in 2025, $487 million in 2026, and the remaining $2.650 billion maturing in 2027 or later. The weighted average coupon on our outstanding debt is just 18 basis points, while the yield on our cash and marketable securities was approximately 5% in Q1 of 2024.

TRAILING TWELVE MONTHS OPERATING CASH FLOW


Q1'23
$208M
Q1'24
$184M

TRAILING TWELVE MONTHS FREE CASH FLOW


Q1'23
$52M
Q1'24
($31)M

Financial Outlook

As we enter Q2, we anticipate continued growth of our global community, and as a result, our Q2 guidance is built on the assumption that DAU will be approximately 431 million in Q2. We are focused on executing against our roadmap to deliver improvements to our DR advertising platform to drive improved results for our advertising partners and accelerate topline growth. Our Q2 guidance range for revenue is $1.225 billion to $1.255 billion, implying year-over-year revenue growth of 15% to 18%. This would represent a 3 to 6 percentage point deceleration in growth rate compared to Q1, which we attribute to the 3 percentage point quarter-over-quarter acceleration in revenue growth experienced in the prior year, a further estimated 3 percentage point headwind due to changes in seasonality factors, including the timing of the Ramadan holiday season shifting toward Q1 in the current year, and the impact of the leap day in Q1'24. Our investment plans for Q2 include modest incremental investments in infrastructure, personnel, and marketing to sustain the momentum we have established in our business, as well as the impact of an increasing legal and regulatory burden on our cost structure. Given the revenue range above, and our investment plans for the quarter ahead, we estimate that Adjusted EBITDA will be between $15 million and $45 million in Q2.

We have made significant progress to optimize our cost structure and believe it will be productive to provide forward-looking insight into our estimated full year 2024 cost structure. We currently estimate that quarterly infrastructure

SNAP INC. | Q1 2024 | INVESTOR LETTER 6

cost per DAU will be in the $0.83 to $0.85 range for the remainder of 2024. We will continue to assess our infrastructure investment levels based on what is in the best long-term interest of our business. We expect the remaining components of adjusted cost of revenue, including Content and Developer Partner Costs as well as Advertising Partner and Other Costs, to remain relatively stable as a percentage of revenue, at a combined 19% to 21% of revenue, which is within the range we have reported over the trailing four quarters. We currently anticipate that headcount and personnel costs will grow modestly as we move through 2024, resulting in full-year adjusted operating expenses of approximately $2.425 to $2.525 billion. We see limited opportunity to productively reduce adjusted operating expenses below this range, and if we are able to sustain higher rates of revenue growth into the second half of 2024, we will invest prudently to support that growth. For SBC and related expenses, which excludes restructuring charges, we anticipate modest sequential growth as we move through 2024, resulting in an estimated full-year SBC expense of $1.130 to $1.200 billion. As we continue to execute in the quarters ahead, we remain focused on serving and growing our community through innovative and responsible products that connect Snapchatters with their closest friends and family, investing in our DR business to deliver measurable ROAS for our advertising partners, cultivating new sources of revenue to diversify our topline growth, and carefully scaling our investment levels to deliver meaningful and sustained profitability and positive Free Cash Flow. Innovation is the most critical input to delivering on these strategic initiatives we have laid out. That includes innovating on our products, our advertising platform, and the future of AR. We believe that our demonstrated track record over the last 12 years positions us well to deliver on this for our community, our partners, and our investors. While there is still a lot of work to be done, we are pleased that this focus has translated into tangible progress and improved results in Q1. SNAP INC. | Q1 2024 | INVESTOR LETTER 7

1. Adjusted gross margin is a non-GAAP measure, which we define as GAAP revenue less adjusted cost of revenue divided by GAAP revenue. Adjusted cost of revenue is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other items impacting net income (loss) from time to time. 2. Adjusted operating expenses is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other items impacting net income (loss) from time to time. 3. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time. See Appendix for reconciliation of net loss to Adjusted EBITDA. 4. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. See Appendix for reconciliation of net cash provided by (used in) operating activities to Free Cash Flow. 5. At the beginning of the first quarter of 2024, we updated the definition of DAU to include web platform use. Incremental DAU from web platform use has not been material prior to this update or in the first quarter of 2024. SNAP INC. | Q1 2024 | INVESTOR LETTER 8

Appendix SNAP INC. | Q1 2024 | INVESTOR LETTER 9

Forward Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this letter, including statements regarding guidance, our future results of operations or financial condition, future stock repurchase programs or stock dividends, business strategy and plans, user growth and engagement, product initiatives, objectives of management for future operations, and advertiser and partner offerings, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this letter. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter primarily on our current expectations and projections about future events and trends, including our financial outlook, macroeconomic uncertainty, and geo-political conflicts, that we believe may continue to affect our business, financial condition, results of operations, and prospects. These forward-looking statements are subject to risks and uncertainties related to: our financial performance; our ability to attain and sustain profitability; our ability to generate and sustain positive cash flow; our ability to attract and retain users, partners, and advertisers; competition and new market entrants; managing our growth and future expenses; compliance with new laws, regulations, and executive actions; our ability to maintain, protect, and enhance our intellectual property; our ability to succeed in existing and new market segments; our ability to attract and retain qualified team members and key personnel; our ability to repay or refinance outstanding debt, or to access additional financing; future acquisitions, divestitures, or investments; and the potential adverse impact of climate change, natural disasters, health epidemics, macroeconomic conditions, and war or other armed conflict, as well as risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in our most recent periodic report filed with the U.S. Securities and Exchange Commission, or SEC, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in Snap Inc.’s periodic report that will be filed with the SEC for the period covered by this letter and other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, including future developments related to geo-political conflicts and macroeconomic conditions, except as required by law. Non-GAAP Financial Measures To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Free Cash Flow, which is defined as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss); excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA. We use the non-GAAP financial measure of non-GAAP net income (loss), which is defined as net income (loss); excluding amortization of intangible assets; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; certain other items impacting net income (loss) from time to time; and related income tax adjustments. Non-GAAP net income (loss) and weighted average diluted shares are then used to calculate non-GAAP diluted net income (loss) per share. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses we exclude in the measure. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Financial Measures” included as an Appendix to this letter. Snap Inc., “Snapchat,” and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries. SNAP INC. | Q1 2024 | INVESTOR LETTER 10

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended				
Adjusted EBITDA Reconciliation:	**3/31/23**	**6/30/23**	**9/30/23**	**12/31/23**	**3/31/24**
Net income (loss)	$ (328,674)	$ (377,308)	$ (368,256)	$ (248,247)	$ (305,090)
Add (deduct):					
Interest income	(37,948)	(43,144)	(43,839)	(43,463)	(39,898)
Interest expense	5,885	5,343	5,521	5,275	4,743
Other (income) expense, net	(11,372)	(1,323)	20,662	34,447	81
Income tax (benefit) expense	6,845	12,093	5,849	3,275	6,932
Depreciation and amortization	35,220	39,688	41,209	43,882	38,098
Stock-based compensation expense	314,931	317,943	353,846	333,063	254,715
Payroll and other tax expense related to stock-based compensation	15,926	8,229	6,463	8,706	15,970
Restructuring charges[1]	--	--	18,639	22,211	70,108
Adjusted EBITDA[2]	**$ 813**	**$ (38,479)**	**$ 40,094**	**$ 159,149**	**$ 45,659**

	Three Months Ended				
Free Cash Flow Reconciliation:	**3/31/23**	**6/30/23**	**9/30/23**	**12/31/23**	**3/31/24**
Net cash provided by (used in) operating activities	$ 151,102	$ (81,936)	$ 12,781	$ 164,574	$ 88,352
Less:					
Purchases of property and equipment	(47,630)	(36,943)	(73,435)	(53,719)	(50,448)
Free Cash Flow[3]	**$ 103,472**	**$ (118,879)**	**$ (60,654)**	**$ 110,855**	**$ 37,904**

1. For the three months ended September 30, 2023 and December 31, 2023, charges relating to the wind down of our AR Enterprise business were composed primarily of cash severance, stock-based compensation expense, and charges related to the revision of the useful lives and disposal of certain acquired intangible assets. Additionally, we recognized an income tax benefit of $6 million in the three months ended December 31, 2023 relating to the wind down, which is included in the income tax (benefit) expense line item above. For the three months ended March 31, 2024, charges relating to the 2024 restructuring were composed primarily of cash severance and stock-based compensation expense. These charges are not reflective of underlying trends in our business.

2. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time.

3. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment.

SNAP INC. | Q1 2024 | INVESTOR LETTER

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